Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q2 2017

August 3, 2017; 4:30 p.m. ET

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Director of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Jason Arnold	RBC Capital Markets
Jamie Baker	JPMorgan
Helane Becker	Cowen and Company
Rajeev Lalwani	Morgan Stanley
Michael Linenberg	Deutsche Bank Research
Kristine Liwag	BofA Merrill Lynch
Moshe Orenbuch	Crédit Suisse

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Second Quarter 2017 Air Lease Corp. Earnings Conference Call. (Operator Instructions) As a reminder, this call is being recorded. I would now like to introduce your host for today's conference, Mary Liz DePalma, Director of Investor Relations. Please go ahead, ma'am.

Mary Liz DePalma: Good afternoon, everyone, and welcome to Air Lease Corporation's earnings call for the second quarter of 2017. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our second quarter 2017 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, August 3, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, other income and expenses and stock-based compensation expense. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, August 3, 2017.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, certain financial measures we'll be using during the call, such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and the Press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Thanks, Mary Liz. Good afternoon to everyone listening in, and thank you for joining us today. I'm pleased to report that for the second quarter of 2017, Air Lease recorded total revenues of $381 million versus $350 million in 2016, an increase of 8.8%. Our income before taxes increased 9.6% year-over-year to $156 million from $142 million in the second quarter of 2016. This resulted in diluted EPS of $0.92 per share for the quarter -- for the second quarter of 2017, a 9.5% increase year-over-year. ALC continues to deliver strong pretax profit margins and pretax return on equity, which this quarter, was 40.9% and 17.3%, respectively. Greg will provide you with further details on our financial performance a bit later in the call.

Our business remains very solid and there continues to be a healthy operating environment for our airline customers, broadly. Strong traffic growth trends remain with IATA's latest release from just this morning, which you probably saw, and Steve will further comment on this in his remarks. As a result of this growth and the need for replacement aircraft, we see continued demand for both narrowbody and widebody aircraft within ALC's order book, along with the used aircraft we've been able to source opportunistically.

This quarter specifically, we took delivery of 14 aircraft, 8 from our order book and 6 used aircraft. We now have 240 aircraft in our owned fleet, with a net book value of $12.7 billion and the lease rate factors of our existing fleet and overall portfolio metrics remained stable. We've made excellent progress in our placements. We're 90% placed through 2019 and 73% placed through 2020. And as I said at our Investor Day, we are farther forward placed than we ever thought we would be a year or two ago.

One of our most consistent internal discussions at Air Lease is always about the balance of placing aircraft further out while having available aircraft to meet current campaigns. At this year's Paris Airshow, ALC topped up its single aisle orders from Boeing and Airbus for 12 aircraft each and we've now further added two additional A330neos as part of our placements with TAP and two additional 787-9s with customers to be announced shortly. I can tell you that ALC's approach to our orders was disciplined. As you can see, we did not order vast quantities and our orders were extremely customer-focused. We have a number of airline lease placement campaigns in process and approaching, and the aircraft ordered in Paris will ensure we're able to meet specific demands of our airline customers. As of today, ALC has 373 aircraft on order for deliveries through 2023, providing a clear and visible path for growth.

Delays from Airbus are continuing, and as we've indicated on the past few calls, our concern about the supply chain remains. Impacts of the delays for the remainder of 2017 will not be meaningful as we have only two Pratt & Whitney-powered aircraft delivering between now and the year-end. There will, however, be impacts in 2018 as deliveries are sliding to the right from month-to-month and within the year, including Pratt & Whitney-powered A320 and 21neos and Trent 7000-powered A330neos, all due to engine issues.

A few aircraft are also shifting from 2018 into 2019. As a result of these continuing delays and timing of CapEx, we will evaluate aircraft sales more closely and may temper our sales program in the near term. We are in the process of accelerating certain positions from Boeing into 2018 from 2019, and as always, we will continue to evaluate transactions that we think make sense for our business. This includes the purchase of incremental new or used aircraft, just as you saw us do earlier this year, with the purchase of 11 737-800s from Pegasus Airlines of Turkey, six of which have now been delivered so far, and the remaining five scheduled to deliver before year-end.

And finally, I'd like to turn to our management business. From our release today, you saw that we recorded gains from the sale of 17 aircraft, and of those gains -- of those sales, one new aircraft went into Blackbird Capital I and 16 midlife aircraft went into Thunderbolt, increasing our managed fleet by over 50% from quarter -- from the prior quarter to 48 aircraft. While it's still early, Thunderbolt is in full operation and we feel positive as to its performance outlook. I'm very pleased to announce that we have officially launched Blackbird Capital II. Similar to Blackbird Capital I, ALC will own 9.5%, while 90.5% is owned by third-party long-term institutional investors arranged by Napier Park. The fee structure will be similar to Blackbird Capital I, but the investment period has been extended from two to four years. Aircraft opportunities for the venture will be sourced by our marketing team in the normal course of our business. We're thankful to Napier Park, our partners in this venture, and to the equity investors, who once again placed their faith and trust in ALC. We believe that Blackbird Capital II is a further complement to our management business, and it will provide additional value to our shareholders. So with that, let me now turn the call over to our Executive Chairman, Steve Hazy, who will provide further ALC remarks and color on the industry. So Steve, over to you.

Steven F. Udvar-Hazy: Thank you, John. As our second quarter results indicate, Air Lease Corporation is delivering outstanding financial and operating performance. We continue to build the best-in-class fleet on long-term leases to our global customer base. ALC's diverse group of 88 airline customers in 54 different countries are performing well. As you know, we always focus on passenger demand data, as passenger traffic is one of the strongest indicators of airline performance. Just this morning, IATA reported that global passenger traffic grew by 7.9% year-on-year in the first half of 2017, and that industry-wide load factors were at an all-time high for the first six months of the year at 80.7%. As further evidence of a strong global economy, IATA reported yesterday that air cargo, in the first half of 2017, experienced the strongest first half performance since 2010, or in 7 years, when it rebounded from the global financial crisis. So right now, we have an extremely healthy operating environment suited for strong airline results.

In addition to the traffic growth supporting demand for new aircraft, there's an ongoing need generated by the replacement cycle. Many of Air Lease's new aircraft placements are geared toward the replacement of older planes built in the 1980s and 1990s. The widebody aircraft in ALC's order book are particularly a large focus right now, as our airline customers look to replace their aging twin-aisle aircraft and accommodate a larger amount of passenger volume in the midst of ongoing airport slot restrictions at more and more congested airports.

This quarter, we continued to experience strong placements of both narrow and widebody aircraft for both growth and replacement. To give you examples of what we're seeing in the market, on the widebody side, we just announced a placement with TAP Portugal on Monday that includes four new Airbus A330-900neo aircraft on long-term leases. ALC has a long-standing relationship with TAP, which was looking to replace its four older A340-300 aircraft. ALC was able to lease TAP four incremental A330-900s, delivering throughout 2018 and '19, that will revamp its widebody fleet. Other recent widebody placements this year include five new Boeing 787-9s to China Southern, one new 787-9 to Air New Zealand, one new 787-9 to Aeromexico and two new Boeing 787-9s to Air Canada. These illustrate the diversity and strength of our widebody leasing segment of our business.

On the narrowbody side, we recently announced the lease placement of eight Boeing 737 MAX 9 Extended Range aircraft with Primera Scandinavia in May. Unlike the TAP example, where the aircraft were replacements, these MAX 9 ERs are the first of this new aircraft type for Primera and will expand the airline's route network and add new transatlantic destinations from Western Europe that previously had limited or no service.

So overall, we feel good about the airline health and our placements are proceeding as we expected. As John indicated in his comments, we are seeing continued delays with Airbus. I feel compelled to reiterate our concerns over stress in the supply chain, which we fear will only grow worse if production rates increase. Having been in this industry for more than 50 years, I would simply but strongly encourage the OEMs to carefully review their production rate aspirations closely and realistically.

Finally, I would like to touch on the competitive landscape. Despite concerns regarding competition within the universe of aircraft lessors, particularly, newer competitors and some with expanding order books, ALC continues its strong pace with customers in all regions, as you can see from our lease placement announcements.

Although, we opportunistically but rarely participate in sale lease backs, ALC has mostly avoided the aggressive pricing pressure that others have experienced in these transactions. ALC's primary advantages remain with our relationships with the airlines, large order books for the most desirable aircraft types, fleet expertise and competitive pricing we're able to achieve through well-priced assets and attractive investment-grade funding profile. We feel very strongly about ALC's strategy of being a U.S.-based, well-managed, stand-alone high-quality investment-grade company. When we started ALC in 2010, we purposefully chose our asset portfolio strategy to have fleet of highly in-demand, young, new technology aircraft and structured our strong balance sheet to ensure we best position ALC for success in the long term. The market is evolving, as it always does, but we continue to believe in the solid strategy and policies we've set out to build ALC from day one.

And with that, I will turn the call over to Greg to provide an update on ALC's financing activities during the second quarter.

Gregory B. Willis: Thank you, Steve. As John mentioned earlier, our EPS grew by 9.5% to $0.92 per diluted share. The growth in EPS is primarily due to the growth in our average net aircraft assets.

During the quarter, we purchased 8 new and 6 used aircrafts, representing $637 million in CapEx, and we sold 17 aircrafts, generating net proceeds of approximately $334 million. Despite this activity, our portfolio lease rate factor, age and lease term remaining all held constant on a weighted-average basis. Aircraft sales, trading and other activities totaled $23 million in the second quarter. This was primarily driven by the sale of 17 aircraft to Thunderbolt and Blackbird Capital I, generating $17.6 million in gains. The timing of these closings exceeded our expectations. As such, as we look forward to Q3, we expect a light quarter in terms of aircraft sales. We anticipate selling four aircraft in the third quarter, representing approximately $85 million in aircraft sales. The third quarter is historically a light quarter in terms of capital expenditures, and this year is no different. We anticipate delivering three aircraft in the third quarter, representing approximately $250 million in capital expenditures, which are weighted towards the second half of the quarter.

There are a few items I'd like to highlight, specifically for this quarter. First, impacting the results was the repayment of a $1.1 billion unrated senior notes that carried an interest rate of 5 5/8% on April 3rd. This helped us to lower our composite cost of funds by 40 basis points to 3.08%, and as compared to the first quarter 2017. Further, we recorded lower interest expense as compared to the prior year despite carrying $900 million in additional debt.

Second, as I mentioned previously, depreciation expense in the prior period was artificially lower due to held-for-sale accounting, which requires us to stop depreciation on assets that are held for sale. Next, SG&A has been slightly elevated due to transactional cost, but, over time, we still expect our revenue growth to outpace our SG&A growth. And finally, our effective tax rate returned to a normalized level, following last quarter's accounting change.

Moving on to the financing side of the business. We were again active in the capital markets during the second quarter. In June, we issued a $600 million, 5-year unsecured bond at 2 5/8%. This represented our lowest-priced 5-year issuance in our history and would position us well for many years to come. We remain committed to our financing strategies of 80% fixed-rate debt, 90% unsecured debt.

On our debt to equity ratio at June 30th, it was 2.6:1, however, there is no change to our target debt-to-equity ratio of 2.5:1 and we expect to slightly de-lever in the third quarter. We continue to maintain a substantial amount of flexibility, ending the quarter with $2.5 billion in liquidity. And just last week, Fitch Ratings affirmed ALC's long-term insured default ratings and senior unsecured debt ratings of BBB flat with a stable outlook. With that, we continue to benefit from three investment grade ratings, all with stable outlooks, which provide us with the maximum flexibility to fund and operate our business going forward.

This concludes my reviews of the results and the financing activities of the company and I will now turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Greg. This concludes management's remarks. (Operator Instructions) I'd like to hand the call over to the operator to open the line for Q&A.

Operator: (Operator Instructions) Our first question is from Moshe Orenbuch of Crédit Suisse.

Moshe Ari Orenbuch: John, you talked a little bit about the placements, the forward placements, being kind of longer than you've had historically. Could you talk a little bit about what kind of leads you to want to do that, and maybe a little bit about your customers also and their thoughts with respect to that?

John L. Plueger: Sure. Well, their -- these placements are because of a strong demand and each one, individually, is done. Most of them are multiple units on campaigns. So it's really nothing more than balancing our desires to place with those active campaigns on terms that we mutually find beneficial with our customers. We've always, Moshe, had a philosophy that we actually under order. For many, many years, we like to say, that looking out two to three years, we only have on order, about half of what we think we can actually place. Half from a balance sheet perspective, from our capacity in the market place to place, et cetera. So we can take that conservative posture and then, we top up the orders, as you saw in Paris, as needed. So there's really no -- nothing more to the -- being long on the forward placement and being happy that we've been able to be successful in a number of campaigns, knowing that we do want to have some available aircraft, which we've now topped up in Paris. So it's just a balance. There is no right answer for how much do you save for the future and how much you have now. It all depends upon the current campaigns that you're operating, and frankly, building a long-term business, wanting to meet our customers' needs. If I have a customer that's willing to sign up today, who wants a few more units, our tendency is always to try and satisfy that customer.

Moshe Ari Orenbuch: Got it. And maybe just as an actual follow-up to those comments. I mean, you mentioned kind of that 50% level. As we think about how much you could be topping up in the future with respect to those orders, either through purchases of used aircraft or additional orders, I mean, is that the right amount? Or is there another way to think about it?

John L. Plueger: Well, I mean, I think it's the right amount. We're comfortable with that amount. I've said in my comments that we did not make large orders. We now have some 373 aircraft on order through 2023. That is sufficient. We're very happy with that level. I don't think we're going to change any of our philosophies or outlooks on how much we should have on order. We're comfortable, we've got a great order base, we've got great contracts. There is no need to go out and order 200, 300 airplanes, or 100 more airplanes today. We're just very happy with being conservative and feeling very good about our ability to place the order book that we do have, which is conservative under good economic terms.

Steven F. Udvar-Hazy: And just to comment on what John said, we are one of the largest players in the overall single-aisle market, which is sort of the heart and essence of the operating lease business, with the A320, A321neo family, with the 737 MAX family, we have 276 aircraft yet to deliver of those two particular, very popular aircraft families. And then we have a very strong widebody franchise. As I indicated in my comments, we continue to place widebody aircraft, both Airbus and Boeing, in prudent quantities to airlines that are leaders in their particular areas.

Operator: Our next question is from Jason Arnold of RBC Capital.

Jason Michael Arnold: I was just curious if you could add any extra color on the widebodies replacing narrowbody slots trend. Does this feel like something that's kind of accelerating? And then, maybe if you can comment on the regions where you're seeing that occur.

Steven F. Udvar-Hazy: I think the 2 regions that we're seeing that in significant ways is in Asia, particularly, intra-Asia. We are seeing single-aisle capacity being replaced by the smaller 250- to 300-seat widebody aircraft. There's a large migration in that direction, and part of that is the traffic density on a lot of these city pairs is reaching the point where airlines run out of frequencies with their single-aisle operations. And secondly, the airport slot constraints in a lot of the major airports, whether it's Hong Kong, Tokyo, Osaka, Singapore and on and on. So that's one part of the world where we're seeing a tremendous surge in need of widebody aircraft to fly traditional single-aisle routes. The other one is on the North Atlantic. We do see more single-aisle aircraft operating secondary markets on the North Atlantic. But we're also seeing widebody aircraft replacing, for example, 757 flying where load factors have reached 90%-plus levels. So once again, the 787s, the A330s, are extremely valuable assets to operate on the North Atlantic in markets that are not necessarily the highest-density markets, but the city pairs that offer direct service bypassing congested hubs.

John L. Plueger: I would offer a third component, Jason, and that is, we do believe as we look longer in the future, that we're going to see an expansion of the long-haul low-cost carriers. We see Norwegian doing a lot of this now with 787s, but that's just one example, so Joy, Level, all these folks in Europe. So I think that this represents a third leg, if you will, in the widebody equation that is going to grow, over time. So big picture, looking out over a good period of time and not just month-to-month, quarter-to-quarter, although there remains some concern about the widebody space, we do see this application Steve talked about in Asia, shifting more to widebodies plus, as I just mentioned, an anticipated growth in the long-haul, low-cost segment of the marketplace.

Steven F. Udvar-Hazy: I mean, some of the Asian carriers that are getting into the long-haul low-cost business are AirAsia X, Jetstar Australia, and Scoot, which is now the merged Tigerair and Scoot subsidiary of Singapore Airlines. So we're seeing more and more shift on the long-haul LCC market, where airlines are utilizing the 787 in high-density configurations, like John mentioned, Norwegian, as well as the A330-200s, 300s and the A330-900s. Those are all excellent platforms for the long-haul LCC operations.

Jason Michael Arnold: Excellent. And then just another one that I want to follow-up on. In terms of, I guess, potentially near-term tempering some of your sales of aircraft, any context you can wrap around that statement, like selling a couple or several -- less than previously expected, and maybe near-term being over a couple of quarters, near term, any other color there would be helpful.

John L. Plueger: Yes, look, we're still actually looking at this, Jason. It's hard for me to give some color. I mean, literally, we're waiting for updates from, for example, Airbus that are week-to-week. I would say that we'll maybe -- probably a little more -- we'll definitely have more color for you next quarter, but I think by the end of the summer, we'll have decided whether or not we're going to -- how much we're going to throttle back, if at all, on the sales. I mean, obviously, we'll have delays in CapEx, going into '18, timing delays, I would say, initially, and that meters it. But it's a little tough to say definitely A or B when we don't know exactly. Airbus is working -- pulling out all stops and doing whatever they can. But frankly, it something that just keeps changing. So I wish I could offer a little more as to quantity, et cetera, but the truth is we're just not there yet.

Steven F. Udvar-Hazy: Even some of our CFM-powered A321s, we've seen some small delays. So the GTF is not alone, it's obviously the largest single problem in terms of delays. And then next year, we have the Rolls-Royce situation with the A330-900neo, which is already late beginning their flight test program.

John L. Plueger: Suffice to say, I'm confident, I'm pretty confident we will be delaying some sales. I just don't know how much.

Operator: Our next question is from Jamie Baker of JPMorgan.

Jamie Nathaniel Baker: John, just getting back to the placement question before. You mentioned being further placed currently than you ever dreamed of a year ago. I don't know the exact term you used. I'm just kind of wondering what changed. I'm not saying there's anything wrong with the outcome, I'm impressed with the 90%, I'm impressed with the 73%. But clearly, there were drivers behind the variation to the original plan, and I know you mentioned topping up in Paris. But what else changed? Or were you just being too conservative in the first place?

John L. Plueger: I think we're always conservative, to begin with. I would say, more than we've dreamed of a little strong, I just think that's more than what we thought or we had scheduled. But it's a good thing because, again, this has been driven by what our customers want. We've had several occasions where an initial placement of three to four aircraft turned in to five to six. And a few campaigns popped up that we didn't think of, we weren't sure were going to be there originally. We thought it was important for us to meet those campaign needs. So it's just really timing and circumstance. And I think, your last point, we were always a little conservative and maybe a little over conservative, but I'd rather be in that space than the other, where we're behind the power curve. We just feel very comfortable with where we sit right now.

Steven F. Udvar-Hazy: Jamie, some of these placements are multiyear placements, where we might have one or twp aircraft delivered in '18, and another two or three in '19, another couple in 2020. So many of these transactions involve phasing out older aircraft and then replacing them one-for-one with new ALC aircraft. So a lot of these transactions that we've done deliver to the airline over a multiyear period.

Jamie Nathaniel Baker: Okay. And while I have the team -- kind of a strange question, but what do you -- why do you think investors in Boeing feel like the cycle is so strong at this point, whereas we just don't see that level of conviction in the cycle from leasing investors? Or put differently, there's so much concern about residual value risk for you guys, and it did feel to me like Steve just fired another warning shot at the OEMs like last quarter. But over at Boeing, their owners just seem to keep waving through potential production cuts down the road. It's a topic that Mark and I are grappling with internally. Boeing, up 50%; you guys up 15% or 16% year-to-date. I mean, I don't like asking managements about share price gyrations, that's kind of my job. But I am wondering if you've given this topic any thought. There seemed to be a real disconnect here.

John L. Plueger: Well, we're happy. We're happy for the enthusiasm over at Boeing and their investors in their stock. I mean, they're doing a lot under Dennis and Kevin's leadership now to streamline their operations, improve their efficiency. Obviously, though, they're looking to increase production rates. I mean, I have to say, sitting here today, we don't have the production delay problems with Boeing that we do with Airbus, that's pretty obvious. I think that's a factor. It just seems like Boeing has their programs under control. I really can't speculate as to why the difference. I mean, I think, I'm anticipating what you're going to hear from almost, virtually all the public lessors, is that the operating environment remains pretty strong. And why investors remain concerned, I don't know. Steve just gave you a lot of detail, for example, on our specific placements on widebodies. There's a lot of over -- undue concern about widebodies. Yes, we know the Middle Eastern guys are deferring, American has deferred A350s. But I think we've given you some color on real uses and pathways for widebodies over the next three to five to seven years. So we just don't share that level of concern. And maybe we don't do enough -- a good-enough job, we, as aircraft lessors in the publicly held space, in communicating all this. But I just think that, frankly, it's much to do about nothing. And our business continues to move forward. I wish some of that Boeing enthusiasm could spill over to our space. And I think we will just continue to produce results that indicate that, that enthusiasm is actually warranted.

Operator: Our next question is from Rajeev Lalwani of Morgan Stanley.

Rajeev Lalwani: I wanted to come back to John's -- your comments on the widebody side. It seems like you're pointing to maybe an inflection there as it relates to the data points on cargo and some of the placements. But I guess the other side of it is the Middle Eastern carriers, one of your peers noted the potential for deferrals, et cetera. What are you guys seeing there? And how important is something like that to the health of the widebody market?

John L. Plueger: Yes, well, first of all, we have no aircraft scheduled to deliver in the future to any of the large three Middle Eastern carriers. And we expect that there will be some widebodies, so -- some deferrals there. I think that will enable us to probably, hopefully, fingers crossed, accelerate some aircraft, some widebodies and some active campaigns that we're working on now that should help us in '19 and '20 and '21. So there's no -- I would say, there's no real change in inflection point. I would only offer up a slightly different perspective, in that I just think that there's just too much concern about it, and we're just not as fussed about it.

Steven F. Udvar-Hazy: Yes, I think the widebody market, there's a tendency on Wall Street to sort of put everything in one category. And from our vantage point, the widebody market really has two very, very clear segments. One is the very top end of the widebody market, which is represented by the A380, the 747-8 Intercontinental, the future 777-9X. Those aircraft have a different demand profile and different customer base than a lot of the 787, A330, A350 transactions that we're doing. So in the middle segment, which is, as I said, the 250- to 350-seat aircraft, we're seeing a lot of demand, a wide breadth of airline customers that are both buying and leasing those aircraft, which is totally different than the environment, and at the top-end of the widebody market, which is the 400-seat-plus aircraft, where we're seeing sluggish demand, we're seeing a lot of deferral possibilities, and so we're staying away from that segment of the market, consciously.

Rajeev Lalwani: And just another quick one. As it relates to some of these vehicles that you have like Blackbird and Thunderbolt, would you consider being more aggressive with maybe selling assets into those vehicles, simply because it seems like they might get better valuations than what the market's showing, just to help with your valuation, I guess?

John L. Plueger: Well, as a matter of fact, we did. With Thunderbolt I, that's exactly what we did. The Thunderbolt I, with the sale of 19 aircraft into that entity. We have told you that we think that's a replicable platform. So to the extent that we ever do a T-bolt II or III, I see no reason to change a successful formula on that regard. And with respect to Blackbird Capital II, that's more of a sidecar equity platform for us, and we look at that in terms of partnering with someone being able to provide us additional balance sheet that's not consolidated with us to meet campaign needs, placements. If I am reaching an exposure limit or a risk limit with any specific customer, because we're very mindful of these things with our investment grade ratings, that's what Blackbird Capital is there for, to help us so we don't have to let that business go to other leasing companies. We can: A, satisfy the customer; B, make the Blackbird Capital investors happy; and C, not give that business elsewhere. So I think that's the kind of color I would put on it. I commented on the call that we do have a plan to seed, initially, Blackbird Capital II aircraft from our portfolio, but that's not the main intent of the growth of Blackbird Capital II. It's an adjunct to our ongoing placement and opportunity needs.

Operator: Our next question is from Michael Linenberg of Deutsche Bank.

Michael John Linenberg: A couple of questions. John, just back on your point. You were talking -- I mean, following up on Steve about some of the opportunities and demand for widebody, and you talked about the long-haul, low-cost model, and there's, obviously a pretty hearty debate about kind of the long-term viability of that model. And I know that when you look at a Level and a Scoot and a Joon, I mean, they complement a parent company that has a full service product offering. And I guess, like an AirAsia X would be a good example of a long-haul, low-cost operator as a standalone that seems to be holding its own. What are your thoughts? Or what should we be looking at? Is it just the immaturity of that model? Where do you come out on that? And I realize that it is really early in their development.

John L. Plueger: Yes, I mean, your point is well taken, Mike. I mean, we don't have any aircraft scheduled to be placed or forward-lease into any of those carriers, the long-haul low-cost model carriers. And we do think, we agree, it is a bit of a debate. However, we do think, long term, there will be growth in that segment. We think that the carriers you've just identified and mentioned will add aircraft. So in the overall global market for widebody aircraft, we're simply pointing out that we think that this is, the term that I used was kind of a third leg to support the overall widebody marketplace. How extensively we get into that in terms of our forward replacements, it's hard for me to speculate. But for sure, you make a good point, it is something that we're watching. But we do feel pretty confident that it will be at least expanding over the next three to five years.

Michael John Linenberg: Okay, great. And then just second question. It does look like that some of the carriers out there that have their own captive aircraft leasing companies, it does seem like those distances are now up on the blocks. And I was curious if those types of portfolios would interest you. I think, from what I've heard, one of the sort of rubs is that those fleets aren't all that they're diversified because, I think in many cases, because they are captives, they may have only one or two customers. And so thoughts on that.

Steven F. Udvar-Hazy: Yes, we've looked at the AirAsia portfolio, which is all A320s. It's -- as you mentioned, it's all aircraft scattered within the AirAsia group. There's very little outside of there, a little bit in India. But generally, as you mentioned, it's captive customers. Similar situation with Lion Air and their operation. They have some aircraft in China, but again, most of their aircraft are leased to their own sister or daughter companies. And then, Norwegian has its Arctic Aviation Capital, which has done a little bit of work outside of Europe. But again, most of the assets are with the mothership. So we're really not looking at buying entire portfolios from those players because of the concentration issue, but we would certainly entertain opportunistic situations where we could acquire a cluster of assets at attractive rates.

John L. Plueger: And this is something also where Blackbird Capital II could be helpful.

Steven F. Udvar-Hazy: We don't really believe in the philosophy of an airline owning a large leasing company. We just haven't seen that work out successfully. And so what you're seeing now is these entities, looking for either unloading those assets or finding strategic partners to help them shed the liability load.

Operator: Our next question is from Kristine Liwag from Bank of America Merrill Lynch.

Kristine Tan Liwag: When I look at -- maybe a bigger picture question, the growth of your own fleet is limited by your investment-grade requirements. But for your managed fleet, it seems like the growth is really only limited by investor appetite. And when you look now, your managed fleet is about 20% the size of your own fleet. And presumably, after Blackbird II, there could be a Blackbird III and so on, and even, perhaps, a follow-on to Thunderbolt, eventually. So assuming that investor appetite for these structures remains strong, how do you think about balanced long-term growth of your managed fleet? And is there an overall fleet size that you're targeting?

John L. Plueger: We don't have a target for the fleet size. But to your point, we like that business and its additive, incrementally, to our own. We'll never get to the point where our management fees get anywhere really close to what we earn on our core portfolio. But for all the reasons we've talked about, it's a great adjunct and a great compliment. So to the extent that we can grow that business, we will. But I would only say that when we manage aircraft, we take it very seriously, and our first obligation is to do a great job for the investors. That's the only way that we're going to be able to continue to grow that business. So our first focus is to make sure that we can handle, that we have the bandwidth to successfully manage portfolios of aircraft on behalf of investors and at the same time, without diluting in any way, in fact equally strengthening and continuing to the placement and management of our own fleet. So we're very mindful here of, first and foremost, doing a great job for these investors, and that's what's going to bring more and more equity investors. And so we are going to temper that growth. We like the business, so we're going to continue to grow it, but that will be tempered by how well we think we can continue to execute.

Kristine Tan Liwag: And when you think about existing cost structure today and your manpower, what size fleet do you think you could reasonably grow without stretching your capabilities?

John L. Plueger: We gave, actually, some color on that. We've given it, over time. Generally speaking, it's a very big sort of a generalization. We could usually support five to six aircraft per employee, if you want to just make a generalization. And so with our current staffing somewhere around 80, 85 people, you multiply that by six, and that's kind of what we think we can support in fleet size. So that's just about 500 aircraft or so. But to continuously manage and evolve fleets for other people, we will have to amp up a bit more our accounting, technical, and legal staff. But we should still ought to be able to stay within that sort of five to six aircraft per employee range.

Operator: Our next question is from Helane Becker of Cowen and Company.

Helane Renee Becker: May I ask Greg a question?

Steven F. Udvar-Hazy: He's here. He's all yours.

Helane Renee Becker: Greg, with new accounting rules that are coming into effect, will there be any changes in the way you recognize revenue?

Gregory B. Willis: We said in our 10-Q that we're still evaluating the new revenue recognition standard, but we don't, at this point in time, see that there'll be a meaningful change to the way we recognize revenue. That goes in effect, I believe, next year. And then, the following year is the lease accounting standard, which is -- there's no real substantive changes for aircraft lessors.

Helane Renee Becker: Right, I know that part. I was just wondering about the first part. Great. And do you guys, maybe for John or Steve, do you have any customers on your watchlist that you're concerned about at all?

Steven F. Udvar-Hazy: No, we -- in fact, we just had a board meeting yesterday and we have virtually no issues in that area. And so we're really in good shape on the credit side of the equation. We haven't had any write-downs or delinquents that would cause any concern.

Helane Renee Becker: Okay, that's perfect. And then, Steve, when you talk about -- this is sort of a follow-on to Jamie's earlier question. When you talk about your comments about the supply situation for the manufacturers and for them not to get over -- to far over their skis. Why do you think they're not paying attention to you? You know what I mean, like, you're well regarded in the industry. People know your long history, your experience and so on. But yet, the manufacturers don't seem to pay attention to that one comment. And just kind of wondering why you think they're just trying to continue to grow their business and maybe getting too far ahead of themselves.

Steven F. Udvar-Hazy: I think that they're more interested in their stock price than the reality of the global environment that we're dealing in. So I would have to say, it's driving up the perception of shareholder value and the people that are leading these companies have not been in the business as long as I have.

Operator: And that concludes our Q&A session for today. I'd like to turn the call back over to management for any further remarks.

Mary Liz DePalma: Okay. That concludes our call for today. We appreciate you all participating, and we look forward to speaking to you on the conference call following the third quarter. Thank you.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program, and you may all disconnect. Everyone, have a great day.